EXHIBIT 99.1
News Release

For Immediate Release	Contact: Steven E. Wilson
October 25, 2007	Chief Financial Officer
(800) 445-1347 ext. 8704
United Bankshares, Inc. Announces Earnings
for the Third Quarter and First Nine Months of 2007
     WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), announced today earnings for the third quarter and first nine months of 2007. Third quarter earnings were $25.8 million or $0.60 per diluted share while earnings for the first nine months of 2007 were $74.7 million or $1.79 per diluted share.
     During the quarter, United completed its acquisition of Premier Community Bankshares, Inc. (Premier) with total assets of approximately $911 million based in Winchester, Virginia. The acquisition of Premier expands United’s presence in the Washington, D.C. Metropolitan Statistical Area (MSA) and allows United to enter new Virginia markets in the Winchester, Harrisonburg, Charlottesville and Staunton-Waynesboro MSAs. The financial results of Premier are included in United’s results from the July 14, 2007 acquisition date.
     Earnings for the third quarter of 2006 were $14.2 million or $0.34 per diluted share. These results included significant charges to prepay certain Federal Home Loan Bank (FHLB) long-term advances. The prepayment of these advances resulted in before-tax penalties of approximately $8.2 million. United also terminated interest rate swaps associated with these advances which resulted in a before-tax loss of approximately $7.7 million. Earnings for the first nine months of 2006 were $64.2 million or $1.53 per diluted share. In addition to the significant charges mentioned above incurred in the third quarter of 2006, the results for the first nine months of 2006 included the results of a repositioning of United’s balance sheet in the first quarter of 2006. The balance sheet repositioning resulted in a before-tax loss of $2.9 million on the sale of low-yielding fixed rate investment securities and a before-tax gain of $3.1 million on the termination of an interest rate swap associated with the prepayment of an FHLB advance.
     Tax-equivalent net interest income for the third quarter of 2007 was $63.3 million, an increase of $4.5 million or 8% from the third quarter of 2006. This increase in tax-equivalent net interest income was primarily attributable to a $672.1 million or 11% increase in average earning assets resulting primarily from the Premier acquisition. In addition, the average yield on earning assets for the third quarter of 2007 increased 20 basis points from the third quarter of 2006. Partially offsetting these increases to net interest income was a 26 basis point increase in the cost of funds from the third quarter of 2006. The net interest margin for the third quarter of 2007 was 3.75%, down 12 basis points from a net interest margin of 3.87% for the third quarter of 2006.
     Tax-equivalent net interest income for the first nine months of 2007 was $176.9 million, which was flat from the prior year’s first nine months. Average earning assets increased $148.4 million or 2% due mainly to the Premier acquisition. In addition, the average yield on earning assets for the first nine months of 2007 increased

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October 25, 2007
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31 basis points from the first nine months of 2006 due to higher market interest rates. However, as a result of the higher interest rates, the average cost of funds for the first nine months of 2007 increased 41 basis points from the first nine months of 2006. The net interest margin for the first nine months of 2007 was 3.78%, down 9 basis points from a net interest margin of 3.87% during the same period last year.
     On a linked-quarter basis, United’s tax-equivalent net interest income for the third quarter of 2007 increased $6.4 million or 11% from the second quarter of 2007. This increase in tax-equivalent net interest income was due primarily to a $736.7 million or 12% increase in average earning assets resulting mainly from the Premier acquisition. In addition, the average yield on earning assets increased 11 basis points for the quarter. Partially offsetting these increases to net interest income was an 8 basis point increase in the cost of funds from the second quarter of 2007. The net interest margin for the third quarter of 2007 of 3.75% was a decrease of 5 basis points from the net interest margin of 3.80% for the second quarter of 2007.
     Noninterest income for the third quarter of 2007 was $17.3 million, an increase of $11.1 million from the third quarter of 2006. The increase was mainly due to a before-tax loss of approximately $7.7 million in the third quarter of 2006 on the termination of interest rate swaps associated with the prepayment of FHLB advances. Excluding the amounts associated with interest rate swap terminations and security transactions, noninterest income for the third quarter of 2007 would have increased $3.2 million or 22% from the third quarter of 2006. This increase primarily resulted from an increase in fees from deposit services of $1.7 million or 23% due mainly to the High Performance Checking program and the Premier acquisition. In addition, revenue from trust and brokerage services grew $598 thousand or 19% for the third quarter of 2007 due to increased volume. Fees from bankcard transactions increased $310 thousand or 22% for the third quarter of 2007 also due to increased volume.
     Noninterest income for the first nine months of 2007 was $48.8 million, an increase of $14.5 million from the first nine months of 2006. Included in total noninterest income for the first nine months of 2007 was a before-tax gain of $787 thousand on the termination of interest rate swaps associated with the prepayment of FHLB advances as compared to a before-tax loss of $4.6 million for the first nine months of 2006. In addition, United’s income from investment security transactions increased $3.6 million for the first nine months of 2007 as compared to the same period last year as United incurred a net loss on security transactions of $2.9 million in the first quarter of 2006 due to an other than temporary impairment on approximately $86 million of low-yielding, fixed rate investment securities which United subsequently sold as part of its balance sheet repositioning. Excluding the results of the interest rate swap terminations and investment security transactions, noninterest income for the first nine months of 2007 would have increased $5.5 million or 13% from the first nine months of 2006. Leading the way was an increase in fees from deposit services of $2.6 million or 12%. Revenue from trust and brokerage services for the first nine months of 2007 rose $1.2 million or 13% as compared to the first nine months of 2006. Income from bank-owned life insurance increased $680 thousand due to an increase in the cash surrender value. Fees from bankcard transactions increased $507 thousand or 13% for the first nine months of 2007.
     On a linked-quarter basis, noninterest income for the third quarter of 2007 increased $801 thousand from the second quarter of 2007. Included in the results from the second quarter of 2007 was the previously mentioned before-tax gain of $787 thousand on the termination of interest rate swaps associated with the prepayment of FHLB advances. Excluding the results of interest rate swap terminations and investment security

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October 25, 2007
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transactions, noninterest income for the third quarter of 2007 would have increased $1.6 million or 10% from the second quarter of 2007, as deposit service fees increased $1.2 million or 15% and bankcard transaction fees increased $272 thousand or 19%.
     Noninterest expense for the third quarter of 2007 was $39.0 million, a decrease of $1.2 million from the third quarter of 2006. Included in the results for the third quarter of 2007 were expenses related to the Premier merger while the results for the third quarter of 2006 included penalties to prepay FHLB advances. Merger expenses and related integration costs of the Premier acquisition were $1.0 million for the third quarter of 2007. United incurred before-tax penalties of approximately $8.2 million to prepay FHLB advances during the third quarter of 2006. Otherwise, salaries and employee benefits expense increased $1.7 million, net occupancy expense increased $792 thousand and core deposit amortization increased $542 thousand due mainly to the Premier merger. Data processing expense increased $971 thousand due to the outsourcing of functions, a change in processing procedures as well as the Premier merger. Several other general operating expenses increased due primarily to the Premier merger, none of which were individually significant.
     Noninterest expense for the first nine months of 2007 was $103.0 million, a decrease of $1.6 million from the first nine months of 2006. Results for the first nine months of 2007 included expenses related to the Premier merger. Results for the first nine months of 2007 and 2006 both included penalties to prepay FHLB advances. Merger expenses and related integration costs of the Premier acquisition were $1.3 million for the first nine months of 2007. United incurred before-tax penalties of $786 thousand and $8.2 million to prepay FHLB advances during the first nine months of 2007 and 2006, respectively. Otherwise, net occupancy expense increased $935 thousand and core deposit amortization increased $337 thousand due primarily to the Premier merger. Data processing expense increased $2.0 million due to the outsourcing of functions, a change in processing procedures as well as the Premier merger. Additionally, business franchise taxes and loan collection expense each increased $513 thousand while bankcard and ATM processing expense increased $350 thousand and $320 thousand, respectively. Marketing and related costs associated with United’s High Performance Checking program declined $759 thousand in the first nine months of 2007 from the first nine months of 2006.
     On a linked-quarter basis, noninterest expense for the third quarter of 2007 increased $6.5 million from the second quarter of 2007 due mainly to the Premier merger. Accordingly, most major categories of noninterest expense showed increases. In particular, salaries and employee benefits expense increased $2.8 million, net occupancy expense increased $709 thousand, equipment expense increased $702 thousand, core deposit amortization increased $618 thousand and armored carrier expense increased $468 thousand mainly the result of the Premier merger. Merger expenses and related integration costs of the Premier acquisition were $1.0 million for the third quarter of 2007 as compared to $263 thousand for the second quarter of 2007. Included in noninterest expense for the second quarter of 2007 was a before-tax penalty of $786 thousand to prepay approximately $28.9 million of a $100 million long-term convertible FHLB advance.
     Income tax expense for the third quarter and first nine months of 2007 was $10.1 million and $32.9 million, respectively, as compared to $6.2 million and $29.9 million for the third quarter and first nine months of 2006, respectively. During the third quarter of 2007, United reduced its income tax reserve by $1.1 million due to the expiration of the statute of limitations for examinations of certain years. As a result, United’s effective tax rate was 28.06% and 30.55% for the third quarter and first nine months of 2007, respectively, as compared to 30.42% and 31.74% for the third quarter and first nine months of 2006, respectively.

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October 25, 2007
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     At September 30, 2007, nonperforming loans were $22.8 million or 0.41% of loans, net of unearned income, up from nonperforming loans of $17.7 million or 0.37% of loans, net of unearned income at June 30, 2007 and $14.2 million or 0.30% of loans, net of unearned income at December 31, 2006, respectively. The increase was due largely to nonperforming loans of $5.6 million added from the Premier merger. Also, as previously reported, nonperforming loans increased from year-end 2006 due to the addition of certain residential real estate construction credits originated by a former United loan officer with an outstanding balance of $3.7 million being either 90-plus days delinquent or on nonaccrual status as of September 30, 2007. Charge-offs of $1.3 million and $3.0 million were recognized on these credits during the third quarter and first nine months of 2007, respectively, which were previously reported as impaired with specific allowances allocated in the company’s allowance for credit losses. Total nonperforming assets of $28.1 million, including OREO of $5.3 million at September 30, 2007, represented 0.37% of total assets which compares favorably to the most recently reported percentage of 0.45% for United’s peer group (bank holding companies with total assets between $5 and $10 billion).
     Net charge-offs were $1.8 million and $4.2 million for the third quarter and first nine months of 2007, respectively, as compared to $930 thousand and $1.5 million for the third quarter and first nine months of 2006. The increase in net charge-offs from last year’s third quarter and first nine months was due mainly to the charge-offs mentioned above of $1.3 million and $3.0 million for the third quarter and first nine months of 2007 related to certain residential real estate construction credits. Annualized net charge-offs as a percentage of average loans were 0.13% and 0.11% for the third quarter and first nine months of 2007, respectively. These ratios also compare favorably to United’s most recently reported peer group banking companies’ net charge-offs to average loans percentage of 0.18% for the quarter and 0.21% year-to-date. For the quarters ended September 30, 2007 and 2006, the provision for credit losses was $1.6 million and $571 thousand, respectively, while the provision for the first nine months of 2007 was $2.8 million as compared to $1.2 million for 2006. As of September 30, 2007, the allowances for loan losses and lending-related commitments totaled $58.6 million or 1.05% of loans, net of unearned income, as compared to $52.4 million or 1.09% of loans, net of unearned income at December 31, 2006.
     During the third quarter, United’s Board of Directors declared a cash dividend of $0.28 per share, which represented a 4% increase over the $0.27 per share dividend paid for the third quarter of 2006. Dividends per share of $0.84 for the first three quarters of 2007 also represented a 4% increase over the $0.81 per share paid for the first three quarters of 2006. The annualized first three quarters’ dividend of $0.84 per share equals $1.12 which would represent the thirty-fourth consecutive year of dividend increases for United shareholders.
     United has consolidated assets of approximately $7.7 billion with 114 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2007	2006	2007	2006

EARNINGS SUMMARY:
Interest income, taxable equivalent	$121,519	$106,326	$331,940	$309,884
Interest expense	58,197	47,506	155,039	132,947
Net interest income, taxable equivalent	63,322	58,820	176,901	176,937
Taxable equivalent adjustment	4,210	3,891	12,307	11,407
Net interest income	59,112	54,929	164,594	165,530
Provision for credit losses	1,550	571	2,750	1,169
Noninterest income	17,326	6,214	48,767	34,301
Noninterest expense	39,022	40,214	103,013	104,565
Income taxes	10,063	6,193	32,876	29,863
Net income	25,803	14,165	74,722	64,234

PER COMMON SHARE:
Net income:
Basic	0.60	0.34	1.80	1.54
Diluted	0.60	0.34	1.79	1.53
Cash dividends	$0.28	$0.27	0.84	0.81
Book value			17.49	15.40
Closing market price			$30.44	$37.22
Common shares outstanding:
Actual at period end, net of treasury shares			43,182,328	41,248,706
Weighted average- basic	42,731,909	41,373,945	41,458,388	41,658,678
Weighted average- diluted	42,998,484	41,775,111	41,811,493	42,075,862

FINANCIAL RATIOS:
Return on average assets	1.37%	0.85%	1.45%	1.29%
Return on average shareholders’ equity	13.91%	8.83%	14.81%	13.38%
Average equity to average assets	9.82%	9.61%	9.81%	9.63%
Net interest margin	3.75%	3.87%	3.78%	3.87%

	September 30	September 30	December 31	June 30
	2007	2006	2006	2007

PERIOD END BALANCES:
Assets	$7,685,688	$6,593,526	$6,717,598	$6,632,111
Earning assets	6,897,429	6,028,100	6,082,080	6,034,859
Loans, net of unearned income	5,586,326	4,750,204	4,806,747	4,812,831
Loans held for sale	954	3,510	2,041	2,701
Investment securities	1,323,269	1,288,009	1,275,470	1,219,836
Total deposits	5,346,226	4,750,555	4,828,192	4,706,991
Shareholders’ equity	755,269	635,333	634,092	639,165